Termination Agreement

El Capitan Precious Metals, Inc., a Nevada corporation (the “Company”) and Charles C. Mottley (the “Consultant”) entered into a Consulting Agreement (the “Agreement”) as of October 1, 2007. The Company and the Consultant now wish to terminate the Agreement as follows:

1.	Mutual Termination. The Company and the Consultant have mutually agreed to terminate the Agreement.

2.	Termination Date. The termination date of the Agreement shall be as of June 1, 2008.

3.
Consideration. Consultant has requested and the Company has agreed that as consideration for the termination of the Agreement the following, which in the aggregate shall constitute full and final payment of all amounts due to the Consultant by the Company, whether under the Agreement or otherwise:

a.
The Company shall cause 445,833 shares of its common stock, restricted as to Regulation 144, be issued to the Consultant. The stock will be valued at $0.5863 per share representing $261,403.54 in total; and,

b.	Company shall convey to Consultant as of June 30, 2008 the Company property listed on Schedule A hereto as of June 30, 2008, valued in the aggregate at $5,453.86; and,

c.	The amount of $642.60 due to the Company from the Consultant shall be applied as part of the Consideration due under this Termination Agreement.

4.	Confidentiality. The Company acknowledges that all Confidential Information it has provided to Consultant pursuant to the Agreement has been returned to the Company.

5.	General Provisions.

(a) Governing Law. The laws of Nevada will govern the validity, construction, and performance of this Termination Agreement, without regard to any choice of law or conflict of law rules and regardless of the location of any arbitration under this Termination Agreement.

(b) Construction. Wherever possible, each provision of this Termination Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Termination Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Termination Agreement also will continue to be valid, and the entire Termination Agreement will continue to be valid in other jurisdictions.

(c) No Waiver. No failure or delay by either the Company or Consultant in exercising or enforcing any right or remedy under this Termination Agreement will waive any provision of the Termination Agreement. Nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Termination Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(d) Captions. The headings in this Termination Agreement are for convenience only and shall not affect this Termination Agreement’s interpretation.

(e) References. Except as otherwise required or indicated by the context, all references to Sections in this Termination Agreement refer to Sections of this Termination Agreement.

(f) Entire Agreement. This Termination Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Termination Agreement. In the case of any conflict between the terms of this Termination Agreement and any other agreement, writing or understanding, this Termination Agreement will control.

(g) Notices. Any notice to be given shall be sufficiently given when received, and, if mailed, shall be deemed received three (3) business days after the date of mailing if sent by certified mail, postage prepaid, to the address of the party set forth below (or to such other address as the party shall designate by written notice).

If to the Company, to:	El Capitan Precious Metals, Inc.
1325 Airmotive Way, Suite 276
Reno, NV 89502
Attention: Chief Financial Officer
Facsimile: (775) 201-0168

If to Consultant, to:	Charles C. Mottley

(h) Severability. The invalidity or unenforceability of one or more provisions of this Termination Agreement shall not affect the validity or enforceability of any of the other provisions, and this Termination Agreement shall be construed as if such invalid or unenforceable provisions were omitted. If any provision is unenforceable because it is overbroad, the parties agree that such provision shall be limited to the extent necessary to make it enforceable, it being the intent of the parties that provisions of this Termination Agreement be enforced to the maximum extent possible.

(i) Counterparts. This Termination Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties. Each party shall become bound by this Termination Agreement immediately upon signing any counterpart, independently of the signature of any other party. In making proof of this Termination Agreement, however, it will be necessary to produce only one copy signed by the party to be charged.

IN WITNESS WHEREOF, the undersigned Consultant and the Company have executed this Termination Agreement effective as of the Effective Date.

El Capitan Precious Metals, Inc.
a Nevada corporation

By:	/s/ R. William Wilson
R. William Wilson
Its:	Chief Financial Officer

/s/ Charles C. Mottley
Charles C. Mottley